Exhibit 10.1

EIGHTH AMENDMENT AND WAIVER TO LOAN AGREEMENT

This EIGHTH AMENDMENT AND WAIVER TO LOAN AGREEMENT (this “Amendment”) is entered into this 31st day of May, 2003, by and among CELLSTAR CORPORATION, a Delaware corporation (“Parent”), each of Parent’s Subsidiaries signatory hereto (together with Parent, each an individual “Borrower,” and collectively, the “Borrowers”), the lenders signatory hereto (the “Lenders”), and FOOTHILL CAPITAL CORPORATION, in its capacity as agent (the “Agent”) for the Lenders,

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Agent have entered into that certain Loan and Security Agreement dated as of September 28, 2001, as amended by that certain First Amendment to Loan Agreement dated as of October 12, 2001, as further amended by that certain Second Amendment to Loan Agreement dated as of February 11, 2002, as further amended by that certain Third Amendment and Waiver to Loan Agreement dated as of May 9, 2002, as further amended by that certain Fourth Amendment to Loan Agreement dated as of May 9, 2002, as further amended by that certain Fifth Amendment to Loan Agreement dated as of November 13, 2002, as further amended by that certain Sixth Amendment to Loan Agreement dated as of February 6, 2003 and as further amended by that certain Seventh Amendment to Loan Agreement dated as of February 28, 2003 (as the same may be further modified, amended, restated or supplemented from time to time, the “Loan Agreement”), pursuant to which the Lenders have agreed to make loans and other financial accommodations to the Borrowers from time to time; and

WHEREAS, Section 7.20(b) of the Loan Agreement requires the Borrowers to meet certain financial tests for the Subsidiaries operating within the geographic area comprising Asia (the “Asia Fixed Charge Covenant”); and

WHEREAS, the Borrowers believe that they may be unable to meet the Asia Fixed Charge Covenant test for the period ending May 31, 2003; and

WHEREAS, the Borrowers have requested that the Agent and the Lenders waive any Default which may arise as a result of such failure to meet the Asia Fixed Charge Covenant test for the period ending May 31, 2003, and forbear from exercising their rights and remedies arising under the Loan Agreement which may arise as a result of such failure; and

WHEREAS, the Borrowers have requested that the Agent and the Lenders amend certain terms of the Loan Agreement; and

WHEREAS, the Agent and the Lenders have agreed to the requested amendments and waiver on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement and further agree as follows:

1. Amendments to Section 1.11 of the Loan Agreement.

(a) Section 1.1 of the Loan Agreement, “Definitions,” is hereby modified and amended by deleting the existing definition of “Fixed Charge Coverage Ratio” set forth therein and inserting the following definition in substitution thereof:

““Fixed Charge Coverage Ratio” means, with respect to any Person during any fiscal period and without duplication, the ratio for such Person during such fiscal period, of (a) EBITDA, minus (i) cash capital expenditures, minus (ii) tax expense (excluding amounts to be offset by any net operating losses) for such Person during such fiscal period, plus cash tax refunds received in such period, plus (iii) Restructuring Expenses incurred during such fiscal period, plus (iv) to the extent deducted in calculating net earnings for the Subsidiaries operating within the geographic area comprising Asia, expenses in an aggregate amount of up to $5,000,000 incurred prior to March 31, 2004, in connection with the initial public offering of the Stock of any such Subsidiaries, to (b) (i) principal payments made by such Person on any Indebtedness during such fiscal period (other than (A) refinancings permitted by Section 7.1(d), (B) payments on Advances, (C) payments on revolving loans under any Permitted Foreign Subsidiary Credit Facility to the extent available to be reborrowed under such facility or to the extent cash collateral is released as a result thereof, (D) payments under any Permitted Foreign Subsidiary Credit Facility with an initial term, including any permitted extensions thereof, of six (6) months or less, (E) cash payments on the Convertible Subordinated Debt required by Section 6.16, (F) refinancings of debt of a Foreign Subsidiary with the proceeds of a credit facility obtained by another Foreign Subsidiary within the same non-U.S. geographic region, (G) principal payments on a revolving credit facility of CellStar-Intercall AB (Cellstar Sweden) in an aggregate amount not exceeding $10,000,000 during any fiscal year, and (H) principal payments on any accounts receivable factoring facility of CellStar Mexico to the extent such facility is with recourse to CellStar Mexico in an aggregate amount not exceeding $30,000,000 during any fiscal year, and (ii) cash interest expense (other than interest expense on a principal amount of up to (A) $10,000,000 borrowed by CellStar-Intercall AB (Cellstar Sweden) under a revolving credit facility, (B) $30,000,000 borrowed by CellStar Mexico under an accounts receivable factoring facility, and (C) $30,000,000 borrowed by CellStar Mexico under a revolving credit facility) minus cash interest income during such fiscal period.”

(b) Section 1.1 of the Loan Agreement, “Definitions,” is hereby further modified and amended by deleting subsection (a) of the definition of “Permitted Affiliate Transaction” set forth therein in its entirety and by inserting the following in substitution thereof:

“(a) Transactions between Parent and its Subsidiaries (including Borrowers). Parent may, provided that no Event of Default exists or will result therefrom (i) guarantee obligations of any Subsidiary, including any Borrower, with respect to (A) trade payables consisting of goods or materials purchased in the ordinary course of business of such Subsidiary for which payment is not more than 90 days past due (unless subject to a dispute being diligently contested), (B) real property operating leases, (C) personal property operating leases not to exceed $5 Million in the aggregate outstanding at any one time, (D) a Permitted Foreign Subsidiary Credit Facility, provided that (X) such guarantee is unsecured, and in the case of Parent’s guarantee of any Permitted Foreign Subsidiary Credit Facility entered into after the Closing Date, such guarantee is also subordinated to the Obligations under this Agreement, (Y) no default has occurred pursuant to such guarantee obligation, (Z) no demand for payment has resulted from any such guarantee obligation, and (E) a performance bond issued in connection with tax claims of such Subsidiary, provided such guarantees under this clause (E) do not exceed $5,000,000 in the aggregate; and (ii) make capital contributions pursuant to subsection (h) below, for the benefit of any Subsidiary, including any Borrower;”

(c) Section 1.1 of the Loan Agreement, “Definitions,” is hereby further modified and amended by deleting the period after subsection (i) of the definition of “Permitted Affiliate Transaction” and substituting “; and” and by adding the following subsection (j) to the definition of “Permitted Affiliate Transaction”:

“(j) Capital Contribution by CellStar (Asia) Corporation Limited to CellStar Telecommunication Taiwan Co. Ltd. CellStar (Asia) Corporation Limited (“CellStar Hong Kong “) may make a capital contribution to CellStar Telecommunication Taiwan Co. Ltd. (“CellStar Taiwan”) in an amount not to exceed Six Million Dollars ($6,000,000) (the “CellStar Taiwan Contribution”); provided, that the CellStar Taiwan Contribution shall be used solely for the purpose of purchasing non-voting stock of CellStar Taiwan; provided, further that CellStar Taiwan shall repay to CellStar Hong Kong on or before thirty (30) days after the consummation of the CellStar Taiwan Contribution, Six Million Dollars ($6,000,000) of its intercompany payable to CellStar Hong Kong. The CellStar Taiwan Contribution shall not be deemed to be a capital contribution for purposes of calculating a “Permitted Affiliate Transaction” under subsection (h) of the definition of “Permitted Affiliate Transaction.”

2. Amendments to Section 7.20 of the Loan Agreement.

(a) Section 7.20 of the Loan Agreement, “Financial Covenants,” is hereby modified and amended by deleting subsection 7.20 (a) in its entirety and inserting the following in substitution thereof:

“(a) Consolidated Tangible Net Worth. Parent and its Subsidiaries, taken as a whole, shall not permit Consolidated Tangible Net Worth to be less than the required amount set forth in the following table as of the last day of each fiscal quarter as set forth below, and for each month following such quarter-end date until the next fiscal quarter-end calculation:

Applicable Amount	Applicable Period

Initial Consolidated Tangible Net Worth, plus (a) 100% of the gain or loss, if any, realized as a result of forgiveness of any Convertible Subordinated Debt (after taxes), plus (b) 100% of the additional paid-in capital resulting from the conversion of the Convertible Subordinated Debt, plus (c) 80% of net income of the Parent and its Subsidiaries on a consolidated basis (without any deduction for losses) on a cumulative basis from September 1, 2001 to, and including February 28, 2002, plus (d) 75% of net income of the Parent and its Subsidiaries, on a consolidated basis (without any deduction for losses) on a cumulative basis from March 1, 2002 for each quarter ended thereafter through such date of determination, minus (e) 100% of the Restructuring Expenses on a cumulative basis through such date of determination not to exceed $30 Million, minus (f) 100% of the Undistributed Earnings Charge not to exceed $55 Million, minus (g) expenses in an aggregate amount of up to $5,000,000 incurred by Borrowers prior to March 31, 2004, in connection with the initial public offering of the Stock of any Subsidiaries operating within the geographic area comprising Asia	Beginning with the fiscal quarter ended November 30, 2002 through the Maturity Date.

(b) Section 7.20 of the Loan Agreement, “Financial Covenants,” is hereby modified and amended by deleting the table in subsection 7.20 (b) in its entirety and inserting the following in substitution thereof:

Required Ratio	Applicable Region

0.00:1.0 for the fiscal quarter ending on or about August 31, 2003;

(0.75):1.0 for the fiscal quarter ending on or about November 30, 2003;

(1.50):1.0 for the fiscal quarter ending on or about February 28, 2004; and

for each fiscal quarter end thereafter, 2.0:1.0

Subsidiaries operating within the geographic area comprising Asia

2.0:1.0	Subsidiaries operating within the geographic area comprising Latin America

2.0:1.0	Subsidiaries operating within the geographic area comprising Europe (excluding the income statement effect of up to $10,000,000 of outstanding Indebtedness under any Permitted Foreign Subsidiary Credit Facility of CellStar Netherlands B.V. or CellStar Netherlands Holdings B.V., on an aggregate basis)

3. Waiver. The Agent and the Lenders hereby waive compliance with the Asia Fixed Charge Covenant for the period ending May 31, 2003, and their respective rights and remedies under the Loan Agreement which may arise as a result of any failure to comply with the Asia Fixed Charge Covenant for such period; providedhowever, that such waiver shall not waive any other requirement or hinder, restrict or otherwise modify the rights and remedies of the Agent and the Lenders following the occurrence of any other failure to comply with Section 7.20, or the occurrence of any Event of Default under the Loan Agreement.

4. No Other Amendments or Waivers. Except as set forth in Section 3 above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents. Except for the amendments and waiver set forth above, the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect and each Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Loan Agreement or a course of dealing with the Agent or the Lenders at variance with the Loan Agreement such as to require further notice by the Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein. Each Borrower acknowledges and expressly agrees that the Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents. The Borrowers have no knowledge of any challenge to the Agent’s or any Lenders’ claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

5. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date hereof when, and only when, the Agent shall have received each of the following:

(a) fully executed and delivered counterparts of this Amendment by the Borrowers, the Required Lenders and the Agent;

(b) payment of a Lenders’ amendment fee from the Borrowers in the amount of $200,000 (it being understood that, by execution and delivery of this Amendment, the Borrowers authorize the Agent to charge the Borrowers’ Loan Account for such fee and such amount shall thereafter accrue interest at the rate applicable to Advances under the Loan Agreement in accordance with Section 2.6 of the Loan Agreement) which shall be for the benefit of the Lenders in accordance with each Lender’s Pro Rata Share; and

(c) such other information, documents, instruments or approvals as the Agent or the Agent’s counsel may reasonably require.

6. Representations and Warranties of Borrowers. Each Borrower represents and warrants to the Agent and the Lenders as follows:

(a) Each Borrower is a corporation or limited partnership organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction indicated on the signature pages hereto and in all other jurisdictions in which the failure to be so qualified reasonably could be expected to constitute a Material Adverse Change;

(b) The execution, delivery, and performance by each Borrower of this Amendment and the Loan Documents to which it is a party, as amended hereby, are within such Borrower’s corporate or partnership authority, have been duly authorized by all necessary corporate or partnership action and do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s shareholders, partners, or members or any approval or consent of any Person under any material contractual obligation of any Borrower;

(c) The execution, delivery, and performance by each Borrower of this Amendment and the Loan Documents to which it is a party, as amended hereby, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person;

(d) This Amendment and each other Loan Document to which each Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by each Borrower will be the legally valid and binding obligations of such Borrower, enforceable against each Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and

(e) No Default or Event of Default, other than the Covenant Default set forth herein, is existing.

7. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission shall be deemed an original signature hereto.

8. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

9. Costs, Expenses and Taxes. The Borrowers agree to pay on demand all reasonable costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder and thereunder.

10. Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of Georgia with respect to agreements made and to be performed wholly in the State of Georgia, and shall be construed, interpreted, performed and enforced in accordance therewith, without reference to the conflict or choice of laws provisions thereof.

11. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

[REMAINDER OF THE PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	CELLSTAR CORPORATION, a Delaware corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

CELLSTAR, LTD., a Texas limited partnership

	By:	National Auto Center, Inc. its General Partner

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

NATIONAL AUTO CENTER, INC., a Delaware corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

CELLSTAR AIR SERVICES, INC., a Delaware corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

CELLSTAR TELECOM, INC., a Delaware corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

CELLSTAR FINANCO, INC., a Delaware corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

A&S AIR SERVICE, INC., a Delaware Corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

CELLSTAR INTERNATIONAL CORPORATION/SA, a Delaware corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

CELLSTAR FULFILLMENT, INC., a Delaware corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

CELLSTAR INTERNATIONAL CORPORATION/ASIA, a Delaware Corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

AUDIOMEX EXPORT CORP., a Texas corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

NAC HOLDINGS, INC., a Nevada corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: President

CELLSTAR GLOBAL SATELLITE SERVICES, LTD., a Texas limited partnership

By: Title:	National Auto Center, Inc. General Partner

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

CELLSTAR FULFILLMENT LTD., a Texas limited partnership

	By: Title:	CellStar Fulfillment, Inc. General Partner

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

FLORIDA PROPERTIES, INC., a Texas corporation

/s/ Elaine Flud Rodriguez
By: Elaine Flud Rodriguez Title: Sr. VP and General Counsel

AGENT AND LENDERS:	FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent and as a Lender

/s/ Robert Bernier
By: Robert Bernier Title: Vice President

FLEET CAPITAL CORPORATION, as a Lender

/s/ Joy L. Bartholomew
By: Joy L. Bartholomew Title: Senior Vice President

TEXTRON FINANCIAL CORPORATION, as a Lender

/s/ Eric R. Hubbard
By: Eric R. Hubbard Title: Vice President

PNC BANK NATIONAL ASSOCIATION, as a Lender

/s/ Robin L. Arriola
By: Robin L. Arriola Title: Vice President

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